                       [STRIKER INDUSTRIES, INC. LOGO]


                                                                December 5, 1995

Arthur Andersen LLP
711 Louisiana, Suite 1300
Houston, Texas 77002
Attn:  Mr. Craig Spencer

Gentlemen:

        As you are aware, it has been determined that the undersigned, Striker Industries, Inc. (the "Registrant"), is changing its certifying accountant and is engaging as its new independent accountant KPMG Peat Marwick, effective December 1, 1995. The Registrant's Current Report on Form 8-K, dated December 6, 1995, reporting this event is being filed with the Securities and Exchange Commission on or about December 6, 1995, and, as required by Item 304(a)(3) of Regulation S-B, a copy of the Report is enclosed herewith.

        Item 4 of the Report deals with the reported change in accountants. In order to comply with Item 304(a)(3) of Regulation S-B, we are in need of a letter from you addressed to the Securities and Exchange Commission stating whether or not you agree with the statements made by us in Item 4 of the Report. As permitted under this Item of the Regulation, we may file the enclosed Report without your letter, but with an undertaking to furnish the letter by Amendment. We therefore request that you furnish the letter to us as promptly as possible so that we may file it with the Commission no later than Thursday of this week, December 7, 1995, or within two business days after receipt of your letter, whichever is earlier.

        Thank you for all your assistance to us during your period of service to Striker Industries. Your prompt attention in furnishing the above requested letter to us will be sincerely appreciated.

                                     Very truly yours,

                                     STRIKER INDUSTRIES, INC.


                                     MATTHEW D. POND
                                     -----------------------------------------
                                     Matthew D. Pond
                                     Chief Financial Officer

cc: KPMG Peat Marwick